Exhibit 99.1

February 11, 2015

Dear Fellow Shareholders:

We finished 2014 in stellar fashion with record quarterly revenues of $30.6 million and record quarterly adjusted EBITDA of $8.2 million, up 29% and 127% respectively. One of the many bright spots of the quarter was that core North American online revenues grew 19% to $14.9 million.

We ended 2014 with revenues of $106.2 million and adjusted EBITDA of $21.5 million, up 20% and 124% respectively. 2014 was a very good year in its own right, but more importantly it creates the strong foundation for sustained growth in 2015 and beyond. We have a large market opportunity as our customers continue their quest to become data-driven sales and marketing organizations. We believe we have world class IT purchase intent data to fuel this transition for our customers. We will continue to innovate new products with a focus on making this powerful data easy to use to help our customers increase market share.

Q4 and 2014 Results

	(Unaudited; $’s in thousands)
	Three months ended December 31			Twelve months ended December 31
	2014	2013	Growth	2014	2013	Growth
Core Online
North America Core Online	$14,968	$12,581	19%	$52,734	$52,737	0%
International Core Online	8,154	6,655	23%	28,090	23,086	22%
Total Core Online	23,122	19,236	20%	80,824	75,823	7%

IT Deal Alert
North America IT Deal Alert	3,690	2,578	43%	14,257	3,537	303%
International IT Deal Alert	845	219	286%	2,526	349	624%
Total IT Deal Alert	4,535	2,797	62%	16,783	3,886	332%

Overall Online
North America Online	18,658	15,159	23%	66,991	56,274	19%
International Online	8,999	6,874	31%	30,616	23,435	31%
Total Overall Online	27,657	22,033	26%	97,607	79,709	22%

Events	2,989	1,706	75%	8,596	8,787	-2%

Total Revenues	$30,646	$23,739	29%	$106,203	$88,496	20%

Adjusted EBITDA*	$8,233	$3,621	127%	$21,459	$9,598	124%

*	Adjusted EBITDA is a non-GAAP financial measure that is defined later in this Shareholder Letter

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Gross Margins

Total gross profit margin for Q4 2014 was 75%, compared to 72% for Q4 2013. Total gross profit margin for the full year 2014 was 74%, compared to 69% for 2013. Online gross profit margin increased to 77% in Q4 2014, compared to 74% for Q4 2013. Online gross profit margin increased to 75% in 2014, compared to 71% for 2013. Events gross profit margin increased to 64% for Q4 2014, as compared to 54% for Q4 2013. Events gross profit margin increased to 60% for 2014, as compared to 57% for 2013.

IT Deal AlertTM Update

IT Deal Alert revenues were $4.5 million in the 4th quarter, up 62% from Q4 2013, but down approximately $300,000 from Q3 2014. IT Deal Alert revenue came in where we expected it would for the second half of the year, but the quarterly timing was slightly different. At the end of Q3, we had several large customers request accelerated delivery of IT Deal Alert Qualified Sales Opportunities. That pattern did not repeat itself in Q4 as companies did not want extra Qualified Sales Opportunities delivered during the holiday season. We will take this seasonality into account next year when forecasting Qualified Sales Opportunities revenue. We had 196 active IT Deal Alert customers in the quarter and quarterly renewal rate among our top 100 customers was 77% and the revenue renewal rate continues to be over 200%. More than 90% of IT Deal Alert revenue in 2014 came from IT Deal Alert Qualified Sales Opportunities.

While we are pleased that IT Deal Alert revenue grew 332% from $3.9 million in 2013 to $16.8 million in 2014, we believe that the opportunity is much larger. One of the things that we learned this year is that the different functions within our customers have different uses for our IT Deal Alert data. We recently introduced two new products to address this and have refined the positioning of Qualified Sales Opportunities to be specifically for Field and Channel sales teams.

The first new product we introduced is geared towards Data Scientists called IT Deal Alert Deal Data™. This is for customers that either do not use Salesforce.com or want a raw data feed so they can run their own analysis. Today, only our largest customers have data scientists, but we expect that number to grow over the coming years as our customers try to exploit big data for competitive gain.

Our second new product is called IT Deal Alert Priority Engine™. It is geared towards marketing departments and inside sales teams. This product is completely integrated into Salesforce.com, which the vast majority of our customers use as their sales and marketing platform. Priority Engine installs in minutes and makes it extremely easy to import, utilize and organize IT Deal Alert data within Salesforce.com. We have built tools within Salesforce.com that allow our customers to easily incorporate our data into the common tasks that are part of their regular sales and marketing workflow. Some examples of these include generating daily prioritized call lists for inside sales as well as optimizing common marketing campaigns such as seminar recruitment, event attendee follow up, named account marketing, and competitive conquest.

We sell subscriptions to Priority Engine in approximately 80 different technology segments. A quarterly subscription is $30,000 per segment and an annual subscription is $90,000 per segment. We introduced Priority Engine in January and we have already scheduled over 100 customer demos and we are pleased with the positive feedback that we are receiving. Since the sales cycle for Priority Engine is lengthier than Qualified Sales Opportunities, and revenue recognition for Priority Engine is pro-rata monthly, revenue will build over the course of the year.

We forecast that IT Deal Alert revenues will grow at least 50% in 2015.

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Core North America Update

Core North American revenues grew 19% to $14.9 million in the quarter. I believe this is because when we talk to our customers about how we obtain our purchase intent data for IT Deal Alert, it reinforces the value of running branding and lead generation programs on our websites to influence IT buyers when they are early in the research process.

We expect North American core revenues to grow in the mid-single digits in 2015.

International Update

International online revenue was $9 million in Q4 2014, up 31%, representing 32% of online revenues. For 2014, core international revenues were up 22%, from $23 million to $28 million. International IT Deal Alert revenue grew over 600% to $2.5 million. Overall online international revenue grew 31% in 2014 to $30.6 million. We continue to execute very well internationally as we continue to deepen our relatively new relationships with our customers in the United Kingdom, France, Germany, Australia, Singapore and China. We continue to benefit from the secular shift of marketing budgets from offline vehicles such as print, trade shows, direct mail and telemarketing to online branding, lead generation and data.

For 2015, we expect international revenues to hit our long term target growth rate of approximately 20%.

Traffic Update

Organic traffic represented 94% of overall traffic in the quarter. Organic traffic was up over 20% in Q4. This return to strong organic traffic growth is consistent with our 15 year history that our in-depth, high quality, independent content is rewarded over the long run by changes to the Google algorithm.

Share Buyback

We bought 1,239,702 shares at an average price of $9.92 per share for a total expenditure of approximately $12.3 million during the 4th quarter. We will continue to be opportunistic in regards to buying back shares. As of December 31, 2014, we had approximately $5 million available in our existing buyback program.

Balance Sheet and Cash Flows

The Company’s balance sheet remains strong. The Company has $38.2 million in cash and investments and no debt as of December 31, 2014.

We started the 4th quarter with $42.4 million in cash and investments, spent $12.3 million on share buybacks and ended the quarter with $38.2 million in cash and investments, in effect, generating over $8 million of cash in the quarter.

Foreign Exchange Update

Foreign Exchange had minimal impact in the 4th quarter and 2014. Approximately 90% of our revenues are billed and collected in US Dollars. In Q4, revenue growth was negatively impacted by approximately only 4 basis points due to currency fluctuations. We expect a similar ratio of revenues to be billed and collected in US Dollars in 2015.

Bruce Levenson Elected to the Board of Directors

I am thrilled that Bruce Levenson is rejoining the TechTarget Board of Directors. Bruce is the co-founder of UCG, one of the most successful B2B information providers in the market. UCG acquired Reliability Ratings in 1992, a subscription print content and events company that I founded in 1989. I was running that business for UCG, when we came up with the idea for TechTarget. We spun TechTarget out of UCG in 1999 with approximately $12 million in seed funding from Bruce and his partners at UCG. Bruce served on the TechTarget Board of Directors from 1999 through 2011. I’ve always valued his good ideas, experience, candor and long-term perspective. Bruce owns approximately 5.9% of the Company’s outstanding common stock.

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Q1 2015 and 2015 Full Year Guidance

For Q1 2015, we expect to see the normal seasonality in our business. We expect overall revenues to be between $24.5 million and $25.6 million. We expect online revenues to be between $24 million and $25 million. We expect event revenues to be between $500,000 and $600,000. We expect adjusted EBITDA to be between $3 million and $3.8 million.

For 2015, we are operating under the assumption that the size of marketing budgets will be similar to 2014. We are forecasting total revenues between $120 million and $124 million and adjusted EBITDA between $28 million and $30 million for the full year.

We are forecasting that IT Deal Alert revenues will grow at least 50%, International revenues will grow approximately 20%, Core North America revenues will grow in the mid-single digits and Events revenues will decline in the mid-single digits.

Summary

We are very proud of our 2014 results. The IT market has been challenging over the past 5 years, to say the least. Our team has been very resilient as we have focused and invested aggressively on innovating the IT Deal Alert product platform and significantly increasing our international direct footprint. We’ve been able to accomplish this while generating strong cash flow that we have primarily used to bet on ourselves by buying back and retiring a large amount of our shares. 2014 was just the first year we started to see a payoff from our investments. I am personally more excited about 2015 and 2016.

Sincerely,

Greg Strakosch
CEO

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(C) 2015 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks, and IT Deal Alert, Priority Engine and Deal Data are trademarks of TechTarget. All other trademarks are the property of their respective owners.

Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 5:00 p.m. (Eastern Time) today (February 11, 2015). Supplemental financial information and our Chief Executive Officer’s Letter to Shareholders will be posted to the Investor Information section of our website simultaneously with this press release.

NOTE: Our Chief Executive Officer’s Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the Investor Relations section of our website at http://investor.techtarget.com/. The conference call can also be heard via telephone by dialing 1-888-339-0724 (US callers), 1-855-669-9657 (Canadian callers) or 1-412-902-4191 (International callers). For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning February 11, 2015 one (1) hour after the conference call through March 11, 2015 at 9:00 a.m. ET. To listen to the replay, for US, dial 1-877-344-7529 and use the conference number 10058778. Canadian callers should dial 1-855-669-9658 and also use the conference number 10058778. International callers should dial 1-412-317-0088 and also use the conference number 10058778. The webcast replay will also be available for replay on http://investor.techtarget.com/ during the same period.

Non-GAAP Financial Measures

This release and the accompanying tables include a discussion of adjusted EBITDA, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

“Adjusted EBITDA” means earnings before net interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to exclude secondary offering costs, stock-based compensation and restructuring charges, if any.

“Adjusted net income” means net income adjusted for amortization, stock-based compensation, secondary offering costs and restructuring charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted net income per share” means adjusted net income divided by adjusted weighted average diluted shares outstanding.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of adjusted EBITDA, adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe that adjusted EBITDA, adjusted net income and adjusted net income per share provide relevant and useful information to enable us and investors to compare the Company’s operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, adjusted EBITDA is used as one of the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our board of directors. Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly

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tied to the core operations of our business. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward Looking Statements

Certain matters included in this press release may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. All statements contained in this shareholder letter, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and our employees; difficulties in integrating acquired businesses; and changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries. These and other important risk factors are discussed or referenced in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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TECHTARGET, INC.

Consolidated Statements of Operations

(in 000’s, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)
Revenues:
Online	$27,657	$22,033	$97,607	$79,709
Events	2,989	1,706	8,596	8,787

Total revenues	30,646	23,739	106,203	88,496

Cost of revenues:
Online(1)	6,441	5,782	24,629	23,362
Events(1)	1,087	787	3,418	3,771

Total cost of revenues	7,528	6,569	28,047	27,133

Gross profit	23,118	17,170	78,156	61,363

Operating expenses:
Selling and marketing(1)	12,119	9,934	42,836	36,920
Product development(1)	1,960	1,618	7,161	6,715
General and administrative(1)	4,014	3,609	14,878	13,916
Depreciation	1,035	1,005	4,060	3,823
Amortization of intangible assets	406	467	1,762	2,223

Total operating expenses	19,534	16,633	70,697	63,597

Operating income (loss)	3,584	537	7,459	(2,234)
Interest and other expense, net	(212)	(35)	(333)	(260)

Income (loss) before provision for (benefit from) income taxes	3,372	502	7,126	(2,494)
Provision for (benefit from) income taxes	1,667	503	3,045	(657)

Net income (loss)	$1,705	$(1)	$4,081	$(1,837)

Net income (loss) per common share:
Basic	$0.05	$0.00	$0.12	$(0.05)

Net income (loss) per common share:
Diluted	$0.05	$0.00	$0.12	$(0.05)

Weighted average common shares outstanding:
Basic	33,320	33,363	33,010	37,886

Weighted average common shares outstanding:
Diluted	35,237	33,363	34,641	37,886

(1)	Amounts include stock-based compensation expense as follows:

Cost of online revenues	$33	$45	$116	$173
Cost of events revenues	—	6	8	18
Selling and marketing	1,142	815	3,287	2,751
Product development	37	58	129	212
General and administrative	1,902	633	3,792	2,431

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TechTarget, Inc.

Consolidated Balance Sheets

(in 000’s, except share and per share data)

	December 31,
	2014	2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,275	$15,412
Short-term investments	5,480	14,401
Accounts receivable, net of allowance for doubtful accounts of $1,014 and $913 as of December 31, 2014 and 2013, respectively	23,200	22,116
Prepaid expenses and other current assets	2,842	5,516
Deferred tax assets	2,721	555

Total current assets	53,518	58,000
Property and equipment, net	9,215	9,457
Long-term investments	13,428	3,959
Goodwill	93,979	94,171
Intangible assets, net of accumulated amortization	2,995	4,958
Deferred tax assets	3,230	5,873
Other assets	1,166	564

Total assets	$177,531	$176,982

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,733	$2,686
Accrued expenses and other current liabilities	2,719	3,300
Accrued compensation expenses	3,043	1,175
Income taxes payable	1,088	—
Deferred revenue	6,940	7,097

Total current liabilities	16,523	14,258
Long-term liabilities:
Deferred rent	2,598	2,980
Deferred tax liabilities	473	745
Contingent consideration	1,114	928
Other liabilities	930	1,009

Total liabilities	21,638	19,920
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized; 49,719,746 shares issued and 32,371,251 shares outstanding at December 31, 2014; 47,648,102 shares issued and 31,983,440 shares outstanding at December 31, 2013	50	48
Treasury stock, 17,348,495 and 15,664,662 shares at December 31, 2014 and 2013, respectively, at cost	(100,226)	(83,862)
Additional paid-in capital	282,077	270,726
Accumulated other comprehensive (loss) income	(40)	199
Accumulated deficit	(25,968)	(30,049)

Total stockholders’ equity	155,893	157,062

Total liabilities and stockholders’ equity	$177,531	$176,982

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TECHTARGET, INC.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in 000’s)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)

Net income (loss)	$1,705	$(1)	$4,081	$(1,837)

Interest and other expense, net	212	35	333	260
Provision for (benefit from) income taxes	1,667	503	3,045	(657)
Depreciation	1,035	1,005	4,060	3,823
Amortization of purchase price adjustment	67	55	308	201
Amortization of intangible assets	406	467	1,762	2,223

EBITDA	5,092	2,064	13,589	4,013
Secondary offering costs	27	—	538	—
Stock-based compensation expense	3,114	1,557	7,332	5,585

Adjusted EBITDA	$8,233	$3,621	$21,459	$9,598

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TECHTARGET, INC.

Reconciliation of Net Income (Loss) to Adjusted Net Income and Net Income (Loss) per Diluted Share to

Adjusted Net Income per Share

(in 000’s, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)

Net income (loss)	$1,705	$(1)	$4,081	$(1,837)
Income tax provision (benefit)	1,667	503	3,045	(657)

Net income (loss) before taxes	$3,372	$502	$7,126	$(2,494)
Amortization of intangible assets	406	467	1,762	2,223
Stock-based compensation expense	3,114	1,557	7,332	5,585
Secondary offering costs	28	—	538	—
Amortization of purchase price adjustment	67	55	308	201
Foreign exchange loss	219	—	302	240
Adjusted income tax provision*	(3,607)	(1,149)	(7,608)	(2,210)

Adjusted net income	$3,599	$1,432	$9,760	$3,545

Net income (loss) per diluted share	$0.05	$0.00	$0.12	$(0.05)

Weighted average diluted shares outstanding	35,237	33,363	34,641	37,886

Adjusted net income per share	$0.10	$0.04	$0.28	$0.09
Adjusted weighted average diluted shares outstanding	35,237	34,100	34,641	38,430

Options and restricted stock, treasury method included in adjusted weighted average diluted shares above	—	737	—	544

Weighted average diluted shares outstanding	35,237	33,363	34,641	37,886

*	Adjusted income tax provision was calculated using our effective tax rate, excluding discrete items, for each respective period.

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TECHTARGET, INC.

Financial Guidance for the Three Months Ended March 31, 2015 and Year Ended December 31, 2015

(in 000’s)

	For the Three Months Ended March 31, 2015		For the Twelve Months Ended December 31, 2015
	Range		Range

Online	$24,000	$25,000	$112,000	$116,000
Events	500	600	8,000	8,000

Total revenues	$24,500	$25,600	$120,000	$124,000

Adjusted EBITDA	$3,000	$3,800	$28,000	$30,000

Depreciation, amortization and stock-based compensation	2,900	2,900	12,600	13,080
Interest income, net	(15)	(15)	(60)	(60)
Provision for income taxes	65	400	6,600	7,300

Net Income	$50	$515	$8,860	$9,680

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